SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2007

CHANCELLOR GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-30219	87-0438647
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	( I.R.S. Employer Identification No.)

216 South Price Road, Pampa, TX	79065
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (806) 688-9697

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 13, 2007, we closed on a Loan Agreement with Western National Bank (“WNB”), Midland, Texas, for a $5,000,000 senior loan facility (the “WNB Loan Agreement”). At the closing of the purchase of the Caldwell properties, we drew down $2.3 million under the WNB Loan Agreement and issued a Multiple Advance Term Promissory Note to Western National Bank in the amount of $2,300,000. Amounts advanced under the WNB Loan Agreement are secured pursuant to a first priority Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement on the Caldwell Leases. On April 13, 2007, we also entered into a Loan Agreement with CapWest Resources, Inc. (“CapWest”), Midland, Texas, for an advancing line of credit/term loan facility (the “CapWest Loan Agreement”). At the closing of the purchase of the Caldwell properties, we drew down under this facility $2,700,000 for the balance of the purchase price of the Caldwell Leases, $291,500 for the Caldwell equipment, $111,000 for bank fees, legal expenses and associated costs, and $130,000 for initial working capital. We issued to CapWest Resources, Inc. our Advancing Line of Credit/Term Note at such closing to cover the above advances.

The WNB Loan Agreement and the CapWest Loan Agreement provide that a material change in management constitutes a default which, if not cured or waived, would enable WNB and CapWest to declare the outstanding balances of their loans to be immediately due and payable.

The resignation of Mr. Bradley Fischer effective October 16, 2007 has triggered an Event of Default under both of these loan agreements. In addition, WNB and CapWest renoticed to us on October 16, 2007 of the existence of an event of default regarding maintenance of a certain ratio under their respective loan agreements, the existence of which event of default had been waived by both financial institutions through October 15, 2007. Both financial institutions have given us until November 15, 2007 to take appropriate curative action with regard to the noticed events of default with regard to the material change in management and the financial ratio.

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Chief Executive Officer

Effective October 16, 2007, 2007, Mr. Bradley W. Fischer resigned as our Chief Executive Officer and as a director.

Under the separation agreement with the Company, Mr. Fischer has released the Company for any claims of unpaid salary or unreimbursed expenses, and is returning the 3,037,751 shares of common stock issued to him by the Company to the Company for cancellation.

Effective October 16, 2007, Mr. Thomas H. Grantham was appointed as our President and Chief Financial Officer.

Mr. Grantham, age 59, is a Certified Public Accountant and received his BAA degree in accounting from West Texas A&M University. Mr. Grantham has extensive oil and gas experience, for the past two years having managed a four-lease, 18-well neighboring property in Gray County Texas. After working for Peat Marwick Mitchell, a major accounting firm and a large firm in the financial services sector, Mr. Grantham, for the past 21 years, has been a partner in Grantham, Cory and Hare, P.C., Pampa, Texas, a full-service accounting firm.

(d) Exhibits.

Exhibit No.	Description

10.17	Separation Agreement and Release, dated October 16, 2007, between the Company and Bradley W. Fischer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHANCELLOR GROUP, INC.

By:	/s/ Thomas H. Grantham
Thomas H. Grantham, President Date: October 22, 2007

EXHIBIT INDEX
Exhibit No.	Description

10.17	Separation Agreement and Release, dated October 16, 2007, between the Company and Bradley W. Fischer.